Exhibit 99.2

Bernard M. McPheely
303 Golden Wings Way
Greer, South Carolina 29650
Telephone: (864) 915-0912
E-mail: bernmcpheely@gmail.com

May 13, 2013

Via Electronic and Regular Mail

Edward S. Adams	Michael R. Monahan
2010 West 49th Street	c/o Adams Monahan LLP
Minneapolis, MN 55419	60 South 6th Street, Suite 2540
E-mail: edwardsadams@yahoo.com	Minneapolis, MN 55402
E-mail: michaelrmonahan@yahoo.com

Dr. Robert C. Linares	Theodorus Strous
PO Box 1683	Urbanizasão do Barrocal No. 1
Wellfleet, MA 02667	Rua do Tomilho, Lote A22
E-mail: bob_linar@hotmail.com	8365-211 Pêra
PORTUGAL
E-mail: tstrous@yahoo.com

RE: Resignation from the Board of Directors

Gentlemen:

I hereby resign from the Board of Directors of Scio Diamond Technology Corporation, Inc. (the “Corporation”). My resignation is effective immediately.

When I agreed to serve on the Board, I believed and expected the Board to fulfill its duties to act responsibly, with utmost good faith, and in the best interests of the Corporation and all shareholders. However, under the control of the majority directors and shareholders, the Board has not operated in this manner despite my efforts to get the Board to do so. I have voiced my concerns and objections to the Board’s improper acts and omissions repeatedly, and every effort has been rebuffed or ignored.

The memorandum circulated earlier today by the Corporation’s current CEO, Michael McMahon, is especially troubling for a number of reasons, including, but not limited to, the following: (1) It appears the Corporation’s CEO is attempting to raise short and long term cash infusions into the company when he may not know about the February 14, 2013 Nelson Mullins Report or the issues raised in that Report. As you know from my February 18 and February 21, 2013 letters to Board, I raised the issue of the need to disclose the Nelson Mullins report to Corporation’s officers and management and was expressly told by Ed Adams as Chairman of the Board that I could not do this and that only the Board as a whole could take such action, which it has refused to do. (2) The Corporation apparently now needs an immediate infusion of cash, yet nothing has been done to address the serious questions raised in the Nelson Mullins Report. At the March 27, 2013 Board meeting, I submitted a resolution to appoint a special committee of the Board to investigate and act on the issues raised in the Report. This resolution was not voted on by the Board, despite my calling the question. To my knowledge, nothing has been done to address the issues raised in the Nelson Mullins Report since that time. (3) It is my opinion, which I strongly urge on the Board, that the Corporation cannot solicit new funds for the Corporation, either from an investor or lender without disclosing all material information in that Report to any such potential investor or lender. (4) It appears from Page 9 of McMahon’s memorandum that Joe Lancia, and more troubling, Michael Monahan, are selling stock with the Nelson Mullins Report being unresolved. (5) It appears from Page 7 of McMahon’s memorandum that a private placement memorandum (PPM) has been prepared and is being used without my knowledge or without having been approved by the Board.

I am concerned about the level of information which may or may not have been provided to the Corporation’s securities counsel and auditors. Full disclosure is the only acceptable level of information to provide to the Corporation’s securities counsel and the auditors. If the information has not been provided already, I demand that a copy of the full Nelson Mullins Report and McMahon’s May 12 memorandum be provided to both securities counsel and auditors.

This letter is not intended as a complete or detailed list of all of the reasons for my resignation from the Board of the Corporation.

Sincerely,

/s/ Bernard M. McPheely
Bernard M. McPheely